Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, July 29, 2021 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the third quarter of fiscal 2021 ended June 30, 2021.

Consolidated revenue for the third quarter totaled $646.8 million, a 2% increase compared to the prior year quarter revenue of $632.1 million, or 4% excluding prior year revenue of $7.9 million related to the SEG disposition.

Net income totaled $16.7 million, or $0.31 per share, compared to $21.8 million, or $0.50 per share, in the prior year quarter. Current year adjusted net income was $22.8 million, or $0.43 per share, compared to $25.9 million, or $0.59 per share, in the prior year quarter (see reconciliation of Net income to Adjusted net income for details). The current year quarter includes 8.7 million shares of common stock issued in August 2020, which reduced adjusted EPS by approximately $0.08.
Adjusted EBITDA for the third quarter was $64.8 million, decreasing 7% from the prior year quarter of $69.5 million. Unallocated amounts excluding depreciation (primarily corporate overhead) in the third quarters of 2021 and 2020 was $10.9 million and $11.1 million, respectively. Adjusted EBITDA excluding unallocated amounts totaled $75.7 million in the third quarter of 2021, decreasing 6% from the prior year of $80.5 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (see reconciliation of Adjusted EBITDA to Income before taxes).
Ronald J. Kramer, Chairman and Chief Executive Officer, commented, "We are pleased with our results this quarter as our businesses continue to see strong demand and backlog despite a business environment impacted by rapidly rising costs of raw materials, transportation and labor. The Ames Strategic Initiative, coupled with price increases and efficiency programs, remain on track to drive margin expansion and shareholder value."

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter totaling $324.8 million decreased 1% compared to the prior year period due to reduced volume of 9%, primarily in the U.S., due to shipping delays related to availability of transportation, partially offset by favorable mix of 3% and a favorable foreign currency impact of 5%.

CPP Adjusted EBITDA in the current quarter was $29.4 million, decreasing 21% from the prior year quarter primarily from decreased revenue noted above, increased distribution and material costs coupled with the lag in realization of price increases, and COVID-19 related inefficiencies. The current quarter included a favorable foreign currency impact of 4%.

Strategic Initiative

In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations, and on November 12, 2020, Griffon announced the broadening of this strategic initiative to include additional North American facilities, the AMES UK and Australia businesses, and a manufacturing facility in China.

The expanded focus of this initiative leverages the same three key development areas being executed within our U.S. operations. First, certain AMES global operations will be consolidated to optimize facilities footprint and talent. Second, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth. Third, multiple independent information systems will be unified into a single data and analytics platform, which will serve the whole AMES global enterprise.

Expanding the roll-out of the new business platform from our AMES U.S. operations to include AMES’ global operations will extend the duration of the project by one year, with completion now expected by the end of calendar year 2023. When fully implemented, these actions will result in annual cash savings of $30 million to $35 million and a reduction in inventory of $30 million to $35 million, both based on fiscal 2020 operating levels.

The cost to implement this new business platform, over the duration of the project, will include one-time charges of approximately $65 million and capital investments of approximately $65 million. The one-time charges are comprised of $46 million of cash charges, which includes $26 million of personnel-related costs such as training, severance, and duplicate personnel costs as well as $20 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and are primarily related to asset write-downs.

During the nine months ended June 30, 2021, CPP incurred pre-tax restructuring and related exit costs approximating $14.7 million. These charges were comprised of cash charges of $10.8 million and non-cash, asset-related charges of $3.9 million; the cash charges included $1.8 million for one-time termination benefits and other personnel-related costs and $9.0 million for facility exit costs. Since inception of this initiative in fiscal 2020, total cumulative charges totaled $28.3 million, comprised of cash charges of $19.8 million and non-cash, asset-related charges of $8.6 million; the cash charges included $7.4 million for one-time termination benefits and other personnel-related costs and $12.4 million for facility exit costs. Furthermore, since inception of this initiative, total capital expenditures of $14.8 million were driven by investment in CPP business intelligence systems and e-commerce facility.

Home and Building Products ("HBP")

HBP revenue in the current quarter totaling $259.4 million increased 18% from the prior year quarter, driven by increased volume of 5%, and favorable mix and pricing of 13%.

HBP Adjusted EBITDA in the current quarter was $42.2 million, increasing 7% compared to the prior year quarter. EBITDA benefited from increased revenue noted above, partially offset by increased material costs, coupled with the lag in realization of price increases, and COVID-19 related inefficiencies.

Defense Electronics ("DE")
DE revenue in the current quarter totaled $62.6 million, decreasing 25% from the prior year quarter. The prior year results include revenue from the SEG business of $7.9 million. Excluding the divestiture of SEG from prior year results, revenue decreased $13.5 million, or 18%. The decrease was driven by reduced volume due to the timing of deliveries on Communications and Radar systems, partially offset by volume increases on Naval & Cyber Systems.

DE Adjusted EBITDA in the current quarter was $4.1 million, remaining consistent with the prior year quarter. Excluding the divestiture of SEG from the prior year results, Adjusted EBITDA increased 9% primarily due to reduced operating expenses, including the benefit from first quarter cost reductions, and improved Naval & Cyber Systems program performance, partially offset by cost growth for Radar systems.

Contract backlog was $375.0 million at June 30, 2021 compared to $341.0 million at June 30, 2020 (excludes $9.4 million of SEG related backlog) with 66% expected to be fulfilled in the next 12 months. Backlog was approximately $370.0 million at September 30, 2020 (excludes approximately $10.0 million of SEG related backlog). During the current quarter and year-to-date periods, DE was awarded several new contracts and received incremental funding on existing contracts approximating $84 million and $189 million (excludes $5.5 million of SEG awards from the first quarter), respectively; the trailing twelve-month book-to-bill ratio was 1.1x.

Taxes
The Company reported pretax income for the quarters ended June 30, 2021 and 2020, respectively, and recognized tax provisions of 42.5% and 36.7%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended June 30, 2021 and 2020 were 31.2% and 30.8%, respectively. The current year-to-date effective tax rate was 34.1% and the rate excluding items that affect comparability was 31.1%.

Balance Sheet and Capital Expenditures
At June 30, 2021, the Company had cash and equivalents of $220.7 million and total debt outstanding of $1.06 billion, resulting in net debt of $834.9 million. Leverage, as calculated in accordance with our credit agreement, was 2.9 times EBITDA. Borrowing availability under the revolving credit facility was $362.2 million subject to certain loan covenants. Capital expenditures were $9.9 million for the quarter ended June 30, 2021.

Share Repurchases
As of June 30, 2021, Griffon had $58 million remaining under its Board of Directors authorized repurchase program. There were no purchases under these authorizations during the quarter ended June 30, 2021.

Conference Call Information
The Company will hold a conference call today, July 29, 2021, at 4:30 PM ET.

The call can be accessed by dialing 1-855-327-6837 (U.S. participants) or 1-631-891-4304 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 10015789. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, July 29, 2021 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 10015789. The replay will be available through Thursday, August 12, 2021 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, tax law changes Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•CPP conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•HBP conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•Defense Electronics conducts its operations through Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of Adjusted EBITDA to Income before taxes:

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2021	2020	2021	2020
Consumer and Professional Products	$324,826	$328,929	$947,739	$844,917
Home and Building Products	259,392	219,164	752,684	670,374
Defense Electronics	62,574	83,968	190,492	231,558
Total consolidated net sales	$646,792	$632,061	$1,890,915	$1,746,849

ADJUSTED EBITDA
Consumer and Professional Products	$29,388	$37,115	$99,524	$84,068
Home and Building Products	42,156	39,299	130,585	110,635
Defense Electronics	4,140	4,122	11,945	12,845
Total	75,684	80,536	242,054	207,548
Unallocated amounts, excluding depreciation*	(10,924)	(11,080)	(34,873)	(34,969)
Adjusted EBITDA	64,760	69,456	207,181	172,579
Net interest expense	(15,799)	(16,585)	(46,971)	(49,096)
Depreciation and amortization	(15,806)	(15,523)	(46,955)	(47,067)
Loss from debt extinguishment	—	(1,235)	—	(7,925)
Restructuring charges	(4,082)	(1,633)	(22,444)	(11,171)
Acquisition costs	—	—	—	(2,960)
Gain on sale of SEG business	—	—	5,291	—
Income before taxes	$29,073	$34,480	$96,102	$54,360

DEPRECIATION and AMORTIZATION
Segment:
Consumer and Professional Products	$8,781	$8,197	$25,600	$24,650
Home and Building Products	4,375	4,507	13,095	13,975
Defense Electronics	2,501	2,666	7,911	7,986
Total segment depreciation and amortization	15,657	15,370	46,606	46,611
Corporate	149	153	349	456
Total consolidated depreciation and amortization	$15,806	$15,523	$46,955	$47,067
* Primarily Corporate Overhead

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of Net cash used in operating activities to FCF:

	For the Nine Months Ended June 30,
(in thousands)	2021	2020
Net cash used in operating activities	$42,019	$55,944
Acquisition of property, plant and equipment	(33,889)	(34,751)
Proceeds from the sale of property, plant and equipment	116	339
FCF	$8,246	$21,532

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three and nine month periods ended June 30, 2021 and 2020:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Gross Profit, as reported	$170,065	$165,003	$510,553	$466,956
% of revenue	26.3%	26.1%	27.0%	26.7%
Adjusting items:
Restructuring charges	696	20	10,458	4,096
Gross Profit, as adjusted	$170,761	$165,023	$521,011	$471,052
% of revenue	26.4%	26.1%	27.6%	27.0%

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Selling, general and administrative expenses, as reported	$125,579	$113,509	$373,963	$357,774
% of revenue	19.4%	18.0%	19.8%	20.5%
Adjusting items:
Restructuring charges	(3,386)	(1,613)	(11,986)	(7,075)
Acquisition costs		—		(2,960)
Selling, general and administrative expenses, as adjusted	$122,193	$111,896	$361,977	$347,739
% of revenue	18.9%	17.7%	19.1%	19.9%

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Revenue	$646,792	$632,061	$1,890,915	$1,746,849
Cost of goods and services	476,727	467,058	1,380,362	1,279,893
Gross profit	170,065	165,003	510,553	466,956

Selling, general and administrative expenses	125,579	113,509	373,963	357,774

Income from operations	44,486	51,494	136,590	109,182

Other income (expense)
Interest expense	(15,849)	(16,725)	(47,370)	(49,807)
Interest income	50	140	399	711
Gain on sale of business	—	—	5,291	—
Loss from debt extinguishment, net	—	(1,235)	—	(7,925)
Other, net	386	806	1,192	2,199
Total other expense, net	(15,413)	(17,014)	(40,488)	(54,822)

Income before taxes	29,073	34,480	96,102	54,360
Provision for income taxes	12,366	12,649	32,783	21,022
Net income	$16,707	$21,831	$63,319	$33,338
Basic earnings per common share	$0.33	$0.52	$1.25	$0.80
Basic weighted-average shares outstanding	50,903	41,712	50,779	41,483
Diluted earnings per common share	$0.31	$0.50	$1.19	$0.76
Diluted weighted-average shares outstanding	53,504	43,774	53,306	43,818
Dividends paid per common share	$0.08	$0.075	$0.24	$0.225

Net income	$16,707	$21,831	$63,319	$33,338
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	1,160	9,508	15,022	(493)
Pension and other post retirement plans	1,245	1,139	4,196	2,480
Change in cash flow hedges	351	(1,945)	1,454	(1,278)
Change in available-for-sale securities	(17)	—	(17)	—
Total other comprehensive income, net of taxes	2,739	8,702	20,655	709
Comprehensive income, net	$19,446	$30,533	$83,974	$34,047

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30, 2021	September 30, 2020
CURRENT ASSETS
Cash and equivalents	$220,697	$218,089
Accounts receivable, net of allowances of $9,542 and $8,505	363,046	340,546
Contract assets, net of progress payments of $20,821 and $24,175	74,341	84,426
Inventories	510,309	413,825
Prepaid and other current assets	57,770	46,897
Assets of discontinued operations	695	2,091
Total Current Assets	1,226,858	1,105,874
PROPERTY, PLANT AND EQUIPMENT, net	338,762	343,964
OPERATING LEASE RIGHT-OF-USE ASSETS	150,924	161,627
GOODWILL	445,749	442,643
INTANGIBLE ASSETS, net	355,488	355,028
OTHER ASSETS	27,275	32,897
ASSETS OF DISCONTINUED OPERATIONS	3,607	6,406
Total Assets	$2,548,663	$2,448,439

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$13,024	$9,922
Accounts payable	258,914	232,107
Accrued liabilities	160,002	163,994
Current portion of operating lease liabilities	30,896	31,848
Liabilities of discontinued operations	3,641	3,797
Total Current Liabilities	466,477	441,668
LONG-TERM DEBT, net	1,042,612	1,037,042
LONG-TERM OPERATING LEASE LIABILITIES	124,588	136,054
OTHER LIABILITIES	124,933	126,510
LIABILITIES OF DISCONTINUED OPERATIONS	4,712	7,014
Total Liabilities	1,763,322	1,748,288
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	785,341	700,151
Total Liabilities and Shareholders’ Equity	$2,548,663	$2,448,439

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$63,319	$33,338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,955	47,067
Stock-based compensation	15,092	12,809
Asset impairment charges - restructuring	9,483	4,692
Provision for losses on accounts receivable	173	512
Amortization of debt discounts and issuance costs	2,019	2,871
Loss from debt extinguishment, net	—	7,925
Deferred income taxes	7,351	448
Loss (gain) on sale of assets and investments	155	(261)
Gain on sale of business	(5,291)	—
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract assets, net	(9,684)	(81,718)
(Increase) decrease in inventories	(100,536)	34,518
Increase in prepaid and other assets	(2,449)	(17,393)
Increase in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	13,821	10,536
Other changes, net	1,611	600
Net cash provided by operating activities	42,019	55,944
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(33,889)	(34,751)
Acquired businesses, net of cash acquired	(2,242)	(10,531)
Proceeds from sale of business, net	14,345	—
Investment purchases	(4,658)	—
Proceeds from the sale of property, plant and equipment	116	339
Other, net	28	(130)
Net cash used in investing activities	(26,300)	(45,073)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(12,907)	(10,639)
Purchase of shares for treasury	(2,909)	(7,479)
Proceeds from long-term debt	20,587	1,230,618
Payments of long-term debt	(18,255)	(1,205,231)
Financing costs	(571)	(16,543)
Other, net	(272)	(31)
Net cash used in financing activities	(14,327)	(9,305)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2021	2020
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,669)	(2,899)
Net cash provided by investing activities	2,749	418

Net cash provided by (used in) discontinued operations	1,080	(2,481)
Effect of exchange rate changes on cash and equivalents	136	537
NET DECREASE IN CASH AND EQUIVALENTS	2,608	(378)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	218,089	72,377
CASH AND EQUIVALENTS AT END OF PERIOD	$220,697	$71,999

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, a non-GAAP measure. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Net income to Adjusted net income and Earnings per common share, a non-GAAP measure, to Adjusted earnings per common share:

(in thousands, except per share data)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2021	2020	2021	2020
Net income	$16,707	$21,831	$63,319	$33,338

Adjusting items:
Loss from debt extinguishment	—	1,235	—	7,925
Restructuring charges	4,082	1,633	22,444	11,171
Gain on sale of SEG business	—	—	(5,291)	—
Acquisition costs	—	—	—	2,960
Tax impact of above items	(953)	(675)	(5,324)	(5,144)
Discrete and certain other tax provisions, net	2,979	1,828	2,864	1,248

Adjusted net income	$22,815	$25,852	$78,012	$51,498

Diluted earnings per common share	$0.31	$0.50	$1.19	$0.76

Adjusting items, net of tax:
Loss from debt extinguishment	—	0.02	—	0.14
Restructuring charges	0.06	0.03	0.32	0.19
Gain on sale of SEG business	—	—	(0.10)	—
Acquisition costs	—	—	—	0.05
Discrete and certain other tax provisions, net	0.06	0.04	0.05	0.03

Adjusted earnings per common share	$0.43	$0.59	$1.46	$1.18

Weighted-average shares outstanding (in thousands)	53,504	43,774	53,306	43,818
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.